AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 2004

REGISTRATION NO. 333-13095

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

KYZEN CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Tennessee	87-0475115
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

430 Harding Industrial Drive
Nashville, Tennessee 37211
(Address of Principal Executive Offices; Zip Code)

1994 STOCK OPTION PLAN, AS AMENDED
109,702 OUTSTANDING STOCK OPTIONS
(Full Title of the Plans)
____________________

Kyle J. Doyel
President and Chief Executive Officer
Kyzen Corporation
430 Harding Industrial Drive
Nashville, Tennessee 37211
(Name and Address of Agent for Service)

(615) 831-0888
(Telephone Number, Including Area Code, of Agent for Service)

With copies to:
E. Marlee Mitchell
Waller Lansden Dortch & Davis, PLLC
511 Union Street, Suite 2700
Nashville, Tennessee 37219-1760
(615) 244-6380

DEREGISTRATION OF SECURITIES
SIGNATURES
POWER OF ATTORNEY

DEREGISTRATION OF SECURITIES

On September 30, 1996, Kyzen Corporation (the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration No. 333-13095) to register 709,702 shares of the Company’s common stock, par value $0.01 per share. An aggregate of 600,000 shares were reserved for issuance under the Company’s 1994 Stock Option Plan (the “Plan”), as amended, which expired pursuant to its terms in January 2004. An additional 109,702 shares were reserved for issuance pursuant to stock options issued to employees of the Company prior to adoption of the Plan.

The Company has fewer than 500 shareholders of record, and its total assets have not exceeded $10 million on the last day of any of the three most recent fiscal years. As a result, the Company is eligible to terminate the registration of its securities. As of August 12, 2004, the Company has filed a Form 15 with the Securities and Exchange Commission to terminate such registration.

Option holders have exercised stock options for a total of 100,166 shares of the Company’s common stock. The Company is filing this Post-Effective Amendment No. 1 to deregister the remaining 609,536 shares of its common stock.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashville, state of Tennessee, on August 12, 2004.

KYZEN CORPORATION
By:	/s/ Kyle J. Doyel
Kyle J. Doyel
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kyle J. Doyel and Thomas M. Forsythe, and each or either or them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign any or all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Michael L. Bixenman Michael L. Bixenman	Chairman of the Board, Vice President and Director	August 12, 2004
/s/ Kyle J. Doyel Kyle J. Doyel	President, Chief Executive Officer and Director	August 12, 2004
/s/ Thomas M. Forsythe Thomas M. Forsythe	Vice President, Treasurer, Chief Accounting Officer and Director	August 12, 2004
/s/ Janet Korte Baker Janet Korte Baker	Director	August 12, 2004
/s/ John A. Davis III John A. Davis III	Director	August 12, 2004
/s/ James R. Gordon James R. Gordon	Director	August 12, 2004